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                                                                      EXHIBIT 15


                  AMENDED AND RESTATED UNIT PURCHASE AGREEMENT

         This Amended and Restated Unit Purchase Agreement ("Agreement") is made effective as of November 4, 1997 by and between Oppenheimer Capital, L.P. ("Opcap LP") and PIMCO Advisors L.P. ("PIMCO Advisors") with respect to the following:

         WHEREAS, pursuant to that certain Agreement and Plan of Merger dated November 4, 1997 between Oppenheimer Capital, a Delaware general partnership ("Opcap"), PIMCO Advisors Transitory Merger I L.P ("PATMLP") and PIMCO Advisors, PATMLP will merge with and into Opcap, resulting in Opcap becoming a subsidiary of PIMCO Advisors and Opcap LP receiving Class A units of general partner interest in PIMCO Advisors ("Class A GP Units") in respect of its interest in Opcap; and

         WHEREAS, the parties desire to enter into this Agreement to provide for the issuance to Opcap LP of additional Class A GP Units immediately after the Merger under certain circumstances;

         WHEREAS, the general partner of Opcap LP has determined that such Class A GP Units to be acquired by Opcap LP pursuant hereto will be acquired on terms that are equivalent to or better than terms obtainable by Opcap LP from a comparable unaffiliated third party;

         NOW THEREFORE, the undersigned in consideration of the premises, covenants and agreement contained herein, do hereby agree as follows:

         Section 1. Definitions.

         The terms defined in this Section 1 shall, for the purposes of this Agreement, have the meanings set forth herein.

         "Class A GP Units" has the meaning set forth in the recitals.

         "Closing" means the closing of the Merger.

         "Exchange Rate" means 1.67, adjusted as provided in Section 3.

         "LP Units" means the limited partner units of Opcap LP.

         "Merger" means the merger contemplated by the Merger Agreement.

         "Merger Agreement" has the meaning set forth in the recitals.

         "Pre-Merger Period" means the period commencing November 5, 1997 and ending at the Effective Time of the Merger.




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         "Recapitalization" by a party hereto means a distribution of partnership units with respect to outstanding partnership units, a subdivision or combination of outstanding partnership units or a like action.

         Section 2. Firm Purchase.

         Immediately following the Closing, Opcap LP shall to contribute $16,757,338 to PIMCO Advisors, and PIMCO Advisors shall issue 547,178 Class A GP Units to Opcap LP.

         Section 3. Purchase in case of Subsequent Issuance by Opcap LP.

                  a. If Opcap LP issues any LP Units during the Pre-Merger Period, other than in connection with a Recapitalization with respect to the LP Units, Opcap LP shall, immediately following the Closing, contribute any consideration received in connection with the issuance of such LP Units to PIMCO Advisors, and PIMCO Advisors shall issue Class A GP Units to Opcap equal to the number of LP Units issued during the Pre-Merger Period multiplied by the Exchange Rate.

                  b. If Opcap LP effects a Recapitalization during the Pre-Merger Period, the Exchange Rate in effect on the opening of business on the day following the effective date for the Recapitalization shall be adjusted so that Opcap LP shall be entitled thereafter to receive under Section 3(a) the number of Class A GP Units that Opcap LP would have received after the Recapitalization if the Closing Date had occurred immediately prior to the Recapitalization.

         Section 4. Successive Adjustments.

         The provisions of Section 3(b) shall apply similarly to successive Recapitalizations.

         Section 5. No Recapitalzation at PIMCO Advisors.

         PIMCO Advisors agrees not effect a Recapitalization during the Pre-Merger Period.

         Section 6. General.

         This Agreement is a contract made under the laws of the State of Delaware, and shall be construed in accordance with the internal laws of the State of Delaware, without regard the principals of conflict of laws.

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         Section 7. Effect.

         This Agreement amends, restates and supersedes in all respects that certain Unit Purchase Agreement between the parties hereto dated as of November 4, 1997.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.



                                      PIMCO ADVISORS L.P.,
                                      a Delaware limited partnership


                                      By: /s/ ROBERT M. FITZGERALD
                                          ------------------------------------
                                          Robert M. Fitzgerald
                                          Senior Vice President


                                      OPPENHEIMER CAPITAL, L.P.,
                                      a Delaware limited partnership



                                      By: /s/ ROBERT M. FITZGERALD
                                          ------------------------------------
                                          Robert M. Fitzgerald
                                          Senior Vice President